Exhibit 3.11

INCORPORATION OF A PRIVATE CLOSED COMPANY WITH LIMITED LIABILITY.

This first day of December nineteenhundred ninety-four, there appeared before me, Steven Perrick, civil law notary, officiating in Amsterdam:

Emanuel Josephus Wilhelmus Maria Manders, civil-lawyer, living in 1016 XC Amsterdam, Passeerdersstraat 24 A, born on the eleventh day of August nineteenhundred sixty in Schijndel, unmarried, identified by his passport, number 131996W, acting in his capacity as attorney-in-fact of:

Corporate Software Inc., a company having its seat at Norwood, Massachusetts (United States), 2 Edgewater Drive.

The appearer has declared that he hereby incorporates a private closed company with limited liability with the following articles of association:

Name, Seat and Duration.

Article 1.

1.	The name of the company is: Corporate Software Europe B.V.

2.	The registered seat of the company is in Amsterdam.

3.	The company has been entered into for an indefinite period of time.

Objects.

Article 2.

The objects of the company are:

•	to incorporate, to participate in any way whatsoever, to manage and to supervise enterprises and companies;

•	to render guarantees and to bind the company or assets of the company on behalf of enterprises and companies with which the company forms a group;

•	to buy and sell products and render services to enterprises and companies;

•	to finance enterprises and companies;

•	to obtain, alienate, manage and exploit goods which are registered with public registers and items of property in general;

•	to exploit and to trade patens, mark rights, licenses, know-how and other intellectual property rights;

•	to perform all kind of industrial, financial and commercial activities and services including, without limitation, activities and services related to the automation industry;

and to do all that is connected therewith or may be conducive thereto, all this to be interpreted in the widest sense.

Capital and shares.

Article 3.

1.	The authorized capital amounts to two hundred thousand Dutch guilders (NLG 200,000.—).

2.	It is divided into two thousand (2,000) shares, each with a nominal value of one hundred Dutch guilders (NLG 100.—).

3.	The shares are registered in the name of the holders.

No share-certificates shall be issued.

Shareholders register.

Article 4.

1.	The Management Board shall keep a register in which the names and addresses of all shareholders shall be recorded, with mention of the date they acquired the shares, the date of acknowledgement or service as well as the amount paid in on each share.

2.	The provisions of Article 194, Book 2 of the Dutch Civil Code, are applicable.

Issue of Shares.

Article 5.

1.	The issue of shares can only be effected pursuant to a resolution of the general meeting of shareholders – hereinafter referred to as: the “general meeting” – insofar as the general meeting has not designated another body of the company in this respect.

2.	For the issue of a share shall furthermore require an appropriate notarial deed, executed by a civil law notary, officiating in the Netherlands, in which deed all parties involved are represented, shall be required.

3.	Shareholders of the company shall have no right of preemption upon the issue of shares, unless the general meeting of shareholders has resolved otherwise.

4.	The full nominal amount of each share must be paid in on issue.

5.	The management board is entitled without prior approval of the general meeting of shareholders to perform acts in law as mentioned in Article 204, paragraph 1, Book 2 of the Dutch Civil Code.

Own shares.

Article 6.

1.	The company shall be entitled – subject to due observance of the relevant provisions of the law – to acquire its own fully paid in shares or the depositary receipts thereof, up to the maximum permitted by the laws of the Netherlands.

2.	The company may give loans in consideration of the taking or acquisition of shares in its capital or the depositary receipts thereof, but only up to the amount of the distributable reserves.

3.	The company shall not co-operate with the issuance of registered certificates of beneficial ownership.

Transfer of shares. Life estate. Pledging.

Article 7.

1.	The transfer of shares as well as the creation or transfer of a limited right thereon, shall require an appropriate notarial deed, executed by a civil law notary, officiating in the Netherlands, in which deed all parties involved are represented.

2.	The rights attached to the shares cannot be exercised by the new shareholder before the legal act has been acknowledged by the company or has been serviced on the company, according to the relevant provisions of the law, unless the company itself is a party to the legal act.

3.	If a life estate is created or if the shares are pledged, the voting rights cannot be assigned to the estate holder or the pledgee.

Restrictions on transfer of shares.

Article 8.

1.	In order to be valid any transfer of shares shall require the approval of the general meeting. This approval is not required, if all shareholders have approved the intended transfer in writing, which approval shall only remain valid for three months. Neither shall this approval be required in the event the shareholder is required by law to transfer this shares to a previous shareholders.

2.	A shareholder who wishes to transfer shares – in this article also referred to as the applicant – shall give notice of such intention to the management board by registered letter or against a receipt, which notice shall specify the number of shares he wishes to transfer and the person or the persons to whom he wishes to transfer the shares.

3.	The management board shall be obliged to convene and to hold a general meeting within six weeks from the date of receipt of the notice referred to in the preceding paragraph. The contents of such notice shall be stated in the convocation.

4.	If the meeting grants the approval requested, the transfer must take place within three months thereafter.

5.	If:

(a)	no such meeting as referred to in paragraph 3 has been held within the term mentioned in that paragraph;

(b)	at that meeting no resolution has been adopted regarding the request for approval;

(c)	such approval has been refused and the meeting has not informed the applicant, at the same time as the refusal, of one or more other interested parties who are prepared to purchase all the shares to which the request for approval relates, against payment in cash, the approval requested shall be deemed to have been granted and, in the case mentioned under (a), shall be deemed to have been granted on the final day on which the meeting should have been held.

6.	Unless the applicant and the interested party(ies) designated by the general meeting and accepted by the applicant agree otherwise, the purchase price of the shares shall be determined by an expert, appointed at the request of the most willing party by the chairman of the Chamber of Commerce in whose district the company has its official seat.

7.	The applicant remains entitled to withdraw, until the expiry of one month after the determination of the price pursuant to the previous clause has been communicated to him in writing.

8.	The costs of such determination of the price shall be borne:

(a)	by the applicant if he withdraws;

(b)	by the applicant as to one half and the purchasers as to the other half if the shares are purchased by the interested parties, with the understanding that each purchaser shall contribute in proportion to the number of shares purchased by him;

(c)	by the company in cases not falling under a. or b.

9.	The company itself can only be an interested party as referred to in paragraph 5 under (c) with the consent of the applicant.

Management board.

Article 9.

1.	The company shall have a management board, consisting of one or more managing directors (directeuren).

2.	The general meeting shall appoint the members of the management board and shall be competent to dismiss or to suspend them at any time.

3.	The general meeting shall determine the remuneration, if any, and further conditions of employment for each member of the management board.

Article 10.

1.	Subject to the restrictions imposed by these articles of association, the Management board shall be entrusted with the management of the company.

2.	The general meeting shall be authorized to submit certain resolutions by the management board to its approval, provided the general meeting shall notify the management board in writing thereof.

Representation.

Article 11.

1.	The management board shall be authorized to represent the company.

Each managing director acting solely is also authorized to represent the company.

2.	In case of a conflict of interest with a member of the management board, each and any member of the management board remains entitled to represent the company.

3.	Without regard to whether a conflict of interest exists or not, all legal acts of the company vis-à-vis a holder of all of the shares, whereby the company is represented by such shareholder, shall be put down in writing. For the application of the foregoing sentence, shares held by the company or its subsidiaries shall not be taken into account.

4.	Paragraph 3 does not apply to legal acts that, under their agreed terms, form part of the normal course of business of the company.

Article 12.

In case one or more members of the management board are prevented or incapacitated to act, the remaining members or the remaining member of the management board shall be temporarily entrusted with the full management of the company. In the event all members of the management board or the sole member of the management board are prevented or incapacitated to act, the management shall be temporarily entrusted to the person to be designated thereto each year by the general meeting.

Financial year and annual accounts.

Article 13.

1.	The financial year of the company shall run from the first day of April up to and including the thirty-first day of March.

2.	Annually, within five months after the end of the financial year concerned – unless this term is extended by the general meeting with not more than six months by reason of special circumstances –, the management board shall draw up the annual accounts consisting of a balancesheet, a profit and loss account and explanatory notes and shall make these available at the company’s office for inspection by the shareholders.

3.	The general meeting confirms the annual accounts. Final and unreserved confirmation of the annual accounts by the general meeting shall release the members of the management board from liability for their management during the past financial year.

Profits

Article 14.

1.	The profits of the company, according to the annual accounts confirmed by the general meeting, are – insofar as they are not to be preserved for the formation or maintenance of reserves prescribed by law – at the disposal of the general meeting which decides about reservation or payment of profits.

2.	Dividends may be paid up only to the amount above the sum of the balances between net assets and paid in capital, increased with reserves which must be maintained by virtue of law.

3.	The management board may resolve to pay out an interim – dividend with due observance of the provision of paragraph 2.

4.	The claim of a shareholder for payment of dividend will expire after a period of five years.

General meetings of shareholders.

Article 15.

1.	The general meeting shall be held in the place where the company has its statutory seat.

2.	A general meeting shall be held annually within the six months after the end of the financial year concerned in which among other matters the annual accounts shall be confirmed and the appropriation of profits shall be decided upon.

Article 16.

1.	The management board shall convene the general meeting not later than on the fifteenth day prior to the meeting.

2.	Shareholders shall be convened to general meetings by letters sent to their addresses as per the registers as mentioned in article 4.

Entire issued sharecapital is represented Notes

Article 17.

1.	Valid resolutions may be taken on all subjects on the agenda provided unanimously, as long as the entire issued sharecapital is represented at a general meeting, even though the formalities prescribed by law or the articles of association for the convocation and holding of meetings have not been complied with.

2.	If the management board is not represented at a meeting, the chairman of the meeting shall provide the management board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the shareholders and the holders of depositary receipts. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Article 18.

1.	On shares in its own capital acquired by the company no voting rights shall be exercised by the company.

Payment to the company on these shares will not take place.

2.	At the determination of any majority or any quorum, required for passing of a resolution by the general meeting, the shares in its own capital acquired by the company shall be left out of consideration.

Article 19.

1.	The general meeting shall appoint the chairman of the meeting.

2.	The general meeting decides with an absolute majority of votes, validly cast.

3.	Each share confers the right to cast one vote.

4.	The management board keeps a record of the resolutions made; article 17 paragraph 2 of the articles of association are equally applicable.

Resolutions outside meetings. Notes

Article 20.

1.	Resolutions of the shareholders may instead of in general meetings also be taken in writing (including any message transmitted by current means of communication and received in writing) provided this is done unanimously by all the shareholders entitled to vote.

2.	The management board shall keep a record of the resolutions thus made.

Each of the shareholders must procure that the management board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible.

The records shall be deposited at the offices of the company for inspection by the shareholders and the holders of depositary receipts. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Amendment

Article 21.

In case a proposal for amendment of the articles of association is submitted to the general meeting simultaneously a copy of the proposal in which the verbatim text of the proposed amendment is embodied has to be deposited at the company’s office for inspection by those who are entitled thereto by law, until the end of the meeting concerned.

Dissolution

Article 22.

1.	At the dissolution of the company by virtue of a resolution of the general meeting, the liquidation shall be effected by the management board.

2.	The general meeting shall fix the remuneration of the liquidators.

3.	During the liquidation the provisions of the articles of association will remain applicable as far as possible.

4.	The remainder of the assets of the company after payment of all creditors shall be transferred to the shareholders in proportion to the nominal value of their shareholding.

5.	The liquidation shall otherwise be subject to the provisions of Title 1 of Book 2 of the Civil Code.

Final provision.

Article 27.

The first financial year of the company shall end on the thirty-first day of March nineteenhundred ninety-five.

Final statements.

Finally the appearer has declared:

a.	at the incorporation the issued share capital amounts to forty thousand guilders (NLG 40,000.—). The incorporator, aforementioned, is participating in the issued capital for fourhundred (400) shares. The issuance takes place at par value. The issued share capital has been paid up in cash. Payment in foreign currency is permitted. The documents which must be attached by virtue of Article 203a Book 2 of the Civil Code have been attached to this instrument. The company accepts the payments on the shares issued at the incorporation;

b.	the first member of the management board is:

Mr Randolph Burkhart, managing director, residing at Canton, Massachusetts 02021, (United States), Dan Road 275, born on the fifteenth day of June nineteenhundred forty-nine in Bellefonte, United States.

The ministerial declaration of no objections was granted on the second day of September nineteenhundred ninety-four, under number B.V. 495.716, as stated in the certified draft of this instrument, which has been attached to this instrument.

The appearer is known to me, notary.

THIS DEED,

drawn up to be kept in the notary’s custody was executed in Amsterdam on the date first above written.

Before reading out, a concise summary of the contents of this instrument was given to the appearer. He then declared that he had noted the contents and did not want a full reading thereof. Thereupon, after limited reading, this instrument was signed by the appearer and by me, notary.